FOR FURTHER INFORMATION:

                                                Stan Lampe
                                                (606) 329-4061

                                                FOR IMMEDIATE RELEASE
                                                JANUARY 25, 1996

HALL ANNOUNCES PLANS
TO RETIRE IN FISCAL 1997

Ashland, Ky. - John R. Hall, chairman and chief executive officer of Ashland Inc., (NYSE:ASH) announced today his plans to step down as chief executive officer Oct. 1 and retire as chairman of the board in January 1997. Paul W. Chellgren, Ashland's current president and chief operating officer, will succeed Mr. Hall in a two-step process.
     Chellgren, 53, will become chief executive officer (CEO) Oct. 1, the start of Ashland's 1997 fiscal year, and chairman at the regular meeting of the board of directors next January.
     "This is part of our corporation's succession planning process and will provide for an orderly transition," said Hall.
     "Paul Chellgren is a 22-year veteran of our company and has been a key member of our core management team for the past 15 years, serving the last four years as president, chief operating officer and a member of our board of directors." Hall said. "Throughout his career, he's proved to be an outstanding operational and financial manager. He definitely has the foresight and ability essential to leading a complex organization in today's competitive environment. I can think of no other responsibility more suited to his skills, and I know he will lead Ashland successfully in the years ahead."
     Hall, who will turn 64 in November, will complete 15 years as Ashland's chairman and chief executive officer by Oct. 1, when Chellgren assumes the role of CEO. By next January, Hall's entire career with Ashland will have spanned more than 39 years. Upon retirement, Hall plans to devote more time to education. Among many educational interests, he serves as president of the Vanderbilt University Board of Trust. He also plans to devote more time to personal interests, such as service on other corporate boards, and spend more time in leisure activities.

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     " John Hall has set a challenging  example,"  Chellgren  said.  "He is highly regarded throughout the industry for his knowledge of the refining business and his deftness at steering the company through a turbulent period in the oil industry. At the same time, he successfully altered
Ashland's strategic course to build a stronger, more diversified company less dependent on refining. It's tough to diversify and maintain focus on your core business at the same time, but John Hall succeeded and the company is better for it."
     "I am pleased and honored by John's and the board's confidence in me, and I look forward to working with John during this time of transition and
to   assuming   these  new   responsibilities,"   Chellgren   added.   "Our
concentration has been and will continue to be on strategies and actions that provide long-term benefits to our shareholders, our customers and our employees."
     Ashland Inc. is a large energy and chemical company engaged in petroleum refining and marketing; coal; highway construction; and oil and gas exploration and production. Ashland Chemical is the largest distributor of chemicals and plastics in North America and a leading supplier of specialty chemicals worldwide. Ashland's major consumer brands include Valvoline(R) motor oils, Zerex(R) antifreeze and Pyroil(R) Performance Products automotive chemicals. As one of the largest independent refiners in the nation, Ashland is also a leading regional gasoline marketer, with products marketed under the SuperAmerica(R) and Ashland(R) brand names.


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